Exhibit 10.50

2016 Named Executive Officer Compensation Determinations and Other Compensation Information

The following is a description of certain compensation decisions made in 2016 by the Pepco Holdings, Inc. (PHI) Board of Directors (the Board) and/or the Compensation/Human Resources Committee of the Board (the Committee) with respect to compensation to be earned or payable in 2016 to persons set forth in the table below who are identified as named executive officers (each, a Named Executive Officer) in the Summary Compensation Table in PHI’s proxy statement for its 2015 Annual Meeting of Stockholders (the 2015 Proxy Statement).

2016 Annual Compensation Determinations

As to each Named Executive Officer, the compensation decisions consisted of (i) the establishment of annual base salary for 2016; (ii) the establishment of the Named Executive Officer’s 2016 annual cash incentive award opportunities under the Amended and Restated Annual Executive Incentive Compensation Plan (the EICP); and (iii) the grant of long-term restricted stock unit (RSU) awards under the Pepco Holdings, Inc. 2012 Long-Term Incentive Plan (the LTIP).

				LTIP Awards (2)
Named Executive Officer	Title	2016 Annual Base Salary	Target 2016 Annual Cash EICP Award Opportunity as a Percentage of Annual Base Salary (1)	TSR Performance-Based RSU Awards (# of RSUs) (3)			ROIC Performance-Based RSU Awards (# of RSUs) (4)			Time-Based RSU Award (# of RSUs)(5)
				Threshold	Target	Maximum	Threshold	Target	Maximum
Joseph M. Rigby	Chairman of the Board, President and Chief Executive Officer	$1,015,000	100%	8,129	32,519	65,038	16,259	32,519	65,038	32,519
David M. Velazquez	Executive Vice President	$563,000	60%	2,254	9,018	18,036	4,509	9,018	18,036	9,018
Frederick J. Boyle	Senior Vice President and Chief Financial Officer	$528,000	60%	2,114	8,458	16,916	4,229	8,458	16,916	8,458
Kevin C. Fitzgerald	Executive Vice President and General Counsel	$563,000	60%	2,254	9,018	18,036	4,509	9,018	18,036	9,018
John U. Huffman	President, Pepco Energy Services	$406,000	60%	1,300	5,203	10,406	2,601	5,203	10,406	5,203

(1)	Each executive may earn a cash incentive award of up to 180% of his target award opportunity under the EICP as determined by the Committee, depending on the extent to which the pre-established performance goals are achieved. See “Amended and Restated Annual Executive Incentive Compensation Plan” below for a discussion of 2016 performance goals.

(2)	The shares of PHI common stock, $.01 par value per share (Common Stock), underlying performance-based and time-based RSU awards in the aggregate had a fair market value on the date of grant equal to the following percentage of the Named Executive Officer’s 2016 annual base salary: 250% for Mr. Rigby, 125% for each of Messrs. Velazquez, Boyle and Fitzgerald, and 100% for Mr. Huffman.
(3)	See “2016 LTIP Awards — Performance-Based RSU Awards – TSR-Based Awards” below for a description of the annual performance-based RSU awards granted under the LTIP.
(4)	See “2016 LTIP Awards — Performance-Based RSU Awards – ROIC-Based Awards” below for a description of the annual performance-based RSU awards granted under the LTIP.
(5)	See “2016 LTIP Awards — Time-Based RSU Awards” below for a description of the annual time-based RSU awards granted under the LTIP.

Amended and Restated Annual Executive Incentive Compensation Plan

Each of the executives listed in the table above is a participant in the EICP. The EICP is a cash-based incentive program designed to align executive compensation with the performance of PHI and its subsidiaries. Participants in the EICP for any calendar year may include any executive or employee of the Company or any subsidiary selected by the administrator, upon the recommendation of the Company’s chief executive officer, to participate in the EICP. On February 3, 2016, the Committee established the following performance goals to be used for the determination of 2016 EICP awards for each of the executives named below:

•	Messrs. Rigby, Boyle and Fitzgerald: (1) adjusted net earnings per share, (2) electric system reliability, (3) customer satisfaction, (4) diversity, and (5) safety.

•	Mr. Velazquez: (1) Power Delivery adjusted earnings per share, (2) core capital expenditures, compared to budget (excluding certain items), (3) operation and maintenance spending, compared to budget, (4) compliance results, (5) electric system reliability, (6) customer satisfaction, (7) diversity, and (8) safety.

•	Mr. Huffman: (1) Pepco Energy Services’ adjusted net income (excluding power plants and retail energy), (2) performance of Pepco Energy Services’ energy savings performance contracting business, (3) performance of Pepco Energy Services’ undergrounding transmission and distribution business, (4) diversity, and (5) safety.

The payment of awards under the EICP to each of these PHI executives is also conditioned upon the achievement of specified threshold earnings requirements in order for an EICP award to be paid to the executive, regardless of the extent to which the other performance goals may be achieved.

2016 LTIP Awards

The Committee has granted awards of performance-based RSUs and time-based RSUs under the LTIP with respect to the 2016 to 2018 performance/retention cycle. Participants in the LTIP are key employees and officers of PHI and its subsidiaries selected by the Chairman of the Board of PHI and approved by the Committee, as well as non-management directors of PHI, including each of the persons listed in the tables above. Subject to the terms and conditions of each RSU award, each RSU represents a contractual right to receive one share of PHI common stock, $0.01 par value per share (“Common Stock”), at the end of the restriction or performance period. When a dividend is paid on the Common Stock, the award is credited with additional RSUs equal to the number of RSUs subject to such award multiplied by the per share cash dividend, divided by the then current market price of a share of Common Stock. Additional RSUs credited as dividend equivalents will vest only to the extent the underlying RSUs vest.

Performance-Based RSU Awards

Two performance-based RSU awards each account for one-third of an executive’s aggregate 2016 equity award under the LTIP. As described in detail below, the first performance-based RSU award utilizes PHI’s total shareholder return (TSR) relative to a PHI-selected group of peer companies (the 2016 Utility Peer Group) over a three-year period beginning on January 1, 2016 and ending on December 31, 2018, and the second performance-based RSU award utilizes return on invested capital (ROIC). If during the course of the three-year performance period, a significant event occurs, as determined in the discretion of the Committee, which the Committee expects to have a substantial effect on TSR or ROIC, as applicable, during the period, the Committee may revise such measures, other than with respect to awards to “covered employees” subject to Section 162(m) under the Internal Revenue Code. No adjustment shall be made that causes an award to fail to comply with Section 162(m) of the Code.

TSR-Based Awards

For awards based on TSR, depending on the extent to which the pre-established TSR performance goal has been met, an amount of each award ranging from 25% to 200% of the target number of RSUs (including dividend equivalents credited in the form of additional RSUs) subject to the award may vest. Vesting amounts related to threshold (representing 25% of the target award opportunity), target and maximum (representing 200% of the target award opportunity), with respect to each TSR performance-based award of RSUs for each executive, is shown in the table above.

ROIC-Based Awards

For awards based on ROIC, depending on the extent to which the pre-established ROIC performance goal has been met, an amount of each award ranging from 50% to 200% of the target number of RSUs (including dividend equivalents credited in the form of additional RSUs) subject to the award may vest. Vesting amounts related to threshold (representing 50% of the target award opportunity), target and maximum (representing 200% of the target award opportunity), with respect to each ROIC performance-based award of RSUs for each executive, is shown in the table above.

Time-Based RSU Awards

Each executive listed above has received a grant of time-based RSUs, which accounts for one-third of the executive’s aggregate 2016 equity award under the LTIP. Subject to certain exceptions provided for in the LTIP or in the award agreement (or, with respect to Mr. Rigby, his employment agreement), time-based RSUs are subject to forfeiture if the employment of the executive terminates prior to the third anniversary of the date of grant.

Performance Goals for 2015 RSU Awards Pursuant to Employment Agreement

In February 2015, the Compensation Committee will determine the satisfaction of performance goals associated with Mr. Fitzgerald’s 2015 performance-based RSU award under his employment agreement and set forth below.

Mr. Fitzgerald’s Performance Criteria	Weight (%)
Achievement of state-mandated reliability standards	40
Residential utility customer satisfaction	40
Achievement of all key regulatory dates related to the 2015 project plan in connection with the Company’s DC Power Line Undergrounding Initiative	20